Exhibit 99.1

American Defense Systems Appoints Kevin J. Healy as Chief Operating Officer and
General Alfred M. Gray as Chairman of the Board

Lillington, NC September 12, 2011 — American Defense Systems, Inc. (ADSI) (NYSE Amex: EAG), a provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, announced today that it has appointed Kevin J. Healy to the position of Chief Operating Officer (COO) and Secretary and General Alfred M. Gray as Chairman of the Company’s Board of Directors, both appointments are effective as of September 6, 2011.

Mr. Healy has been acting Chief Operating Officer since October 2010 and succeeds Fergal Foley, who has been appointed to the new position of Senior Vice President of Government Relations and Business Development.

General Gray succeeds Anthony Piscitelli, who remains in the position of Chief Executive Officer.

ADSI management bios are available in the investor relations section of the company’s website at www.adsiarmor.com.

About American Defense Systems, Inc.

American Defense Systems, Inc. (ADSI) (NYSE Amex: EAG) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Company Contacts:

Gary Sidorsky
Chief Financial Officer
American Defense Systems, Inc.
Tel 516.398.3664
gsidorsky@adsiarmor.com